For additional information, contact:
Mark Fusler Corporate Controller and Investor Relations investor_relations@cavco.com
News Release	Phone: 602-256-6263 On the Internet: www.cavcoindustries.com
FOR IMMEDIATE RELEASE
CAVCO INDUSTRIES REPORTS FISCAL 2025 THIRD QUARTER RESULTS
PHOENIX, January 30, 2025 (GLOBE NEWSWIRE) – Cavco Industries, Inc. (Nasdaq: CVCO) ("we," "our," the "Company" or "Cavco") today announced financial results for the third fiscal quarter ended December 28, 2024.
Quarterly Highlights
•Net revenue was $522 million, up $75 million or 16.8% compared to $447 million in the third quarter of the prior year, primarily on home sales volume growth.
•Home sales volume is up 21.6% and capacity utilization is up to approximately 75% from approximately 60% in the third quarter of the prior year.
•Factory-built housing Gross profit as a percentage of Net revenue was 23.6%, compared to 22.4% in the prior year period.
•Financial services Gross profit as a percentage of Net revenue was 55.5%, compared to Gross profit of 36.8% in the prior year period.
•Income before income taxes was $69.3 million, up $25.4 million, or 57.9% compared to $43.9 million in the prior year period.
•The effective tax rate was 18.6% with the difference from the statutory rate driven primarily by higher than expected production of Energy Star homes year to date.
•Net income per diluted share attributable to Cavco common stockholders was $6.90, up 62%, compared to $4.27 in the prior year quarter on higher Factory-built housing volume and stronger Financial services results.
•Backlogs totaled $224 million at the end of the quarter representing 6-8 weeks of production.
•Stock repurchases were approximately $42 million in the quarter.

Commenting on the quarter, President and Chief Executive Officer Bill Boor said, "Our pre-tax profit improved significantly on increased home shipments and a strong recovery in Financial services. The outstanding EPS performance was further boosted by positive tax items and our continuing use of buybacks to manage the balance sheet.”

He continued, "While the third quarter is typically strong for our insurance operation, pricing and underwriting improvements implemented earlier in the year came to fruition and led to one of the strongest Financial services quarters in several years. In Factory-built housing, we executed our plan to utilize backlogs to ramp up production in anticipation of continued market improvement. Across the board, we are very well set-up going into the new calendar year.”

Financial Results

	Three Months Ended
($ in thousands, except revenue per home sold)	December 28, 2024	December 30, 2023	Change
Net revenue
Factory-built housing	$500,860	$426,939	$73,921	17.3%
Financial services	21,180	19,830	1,350	6.8%
	$522,040	$446,769	$75,271	16.8%

Factory-built modules sold	8,378	6,806	1,572	23.1%

Factory-built homes sold (consisting of one or more modules)	5,059	4,160	899	21.6%

Net factory-built housing revenue per home sold	$99,004	$102,630	$(3,626)	(3.5)%

	Nine Months Ended
($ in thousands, except revenue per home sold)	December 28, 2024	December 30, 2023	Change
Net revenue
Factory-built housing	$1,445,251	$1,318,114	$127,137	9.6%
Financial services	61,849	56,560	5,289	9.4%
	$1,507,100	$1,374,674	$132,426	9.6%

Factory-built modules sold	24,168	21,124	3,044	14.4%

Factory-built homes sold (consisting of one or more modules)	14,693	12,990	1,703	13.1%

Net factory-built housing revenue per home sold	$98,363	$101,471	$(3,108)	(3.1)%
•In the factory-built housing segment, the increase in Net revenue in both periods was due to higher home sales volume, partially offset by a decrease in Net revenue per home sold primarily caused by a lower proportion of homes sold through our Company-owned stores.
•Financial services segment Net revenue increased in both periods from higher insurance premiums.

	Three Months Ended
($ in thousands)	December 28, 2024	December 30, 2023	Change
Gross profit
Factory-built housing	$118,193	$95,756	$22,437	23.4%
Financial services	11,757	7,295	4,462	61.2%
	$129,950	$103,051	$26,899	26.1%

Gross profit as % of Net revenue
Consolidated	24.9%	23.1%	N/A	1.8%
Factory-built housing	23.6%	22.4%	N/A	1.2%
Financial services	55.5%	36.8%	N/A	18.7%

Selling, general and administrative expenses
Factory-built housing	$60,409	$57,854	$2,555	4.4%
Financial services	5,571	5,458	113	2.1%
	$65,980	$63,312	$2,668	4.2%

Income from operations
Factory-built housing	$57,784	$37,902	$19,882	52.5%
Financial services	6,186	1,837	4,349	236.7%
	$63,970	$39,739	$24,231	61.0%

	Nine Months Ended
($ in thousands)	December 28, 2024	December 30, 2023	Change
Gross profit
Factory-built housing	$333,223	$309,631	$23,592	7.6%
Financial services	16,251	18,256	(2,005)	(11.0)%
	$349,474	$327,887	$21,587	6.6%

Gross profit as % of Net revenue
Consolidated	23.2%	23.9%	N/A	(0.7)%
Factory-built housing	23.1%	23.5%	N/A	(0.4)%
Financial services	26.3%	32.3%	N/A	(6.0)%

Selling, general and administrative expenses
Factory-built housing	$181,569	$170,330	$11,239	6.6%
Financial services	16,259	16,168	91	0.6%
	$197,828	$186,498	$11,330	6.1%

Income from operations
Factory-built housing	$151,654	$139,301	$12,353	8.9%
Financial services	(8)	2,088	(2,096)	(100.4)%
	$151,646	$141,389	$10,257	7.3%
•In the factory-built housing segment, Gross profit as a percent of Net revenue for the three months increased due to lower input costs per unit and efficiencies gained on increased production, partially offset by lower average selling price. Gross profit as a percent of Net revenue for the nine months decreased due to lower average selling price, partially offset by lower input costs per unit.

•In the financial services segment, Gross profit and Income from operations for the three months increased due to higher insurance premiums and lower claim losses. Gross profit and Income from operations for the nine months decreased due to higher storm and fire activity, partially offset by higher insurance premiums.
•Selling, general and administrative expenses increased for both periods as a result of increases in variable compensation driven by higher incentive compensation and increases in expense from acquired retail locations, partially offset by lower legal expenses.

	Three Months Ended
($ in thousands, except per share amounts)	December 28, 2024	December 30, 2023	Change
Interest Income	$5,353	$5,234	$119	2.3%
Net income attributable to Cavco common stockholders	$56,462	$35,987	$20,475	56.9%
Diluted net income per share	$6.90	$4.27	$2.63	61.6%

	Nine Months Ended
($ in thousands, except per share amounts)	December 28, 2024	December 30, 2023	Change
Interest Income	$16,556	$15,664	$892	5.7%
Net income attributable to Cavco common stockholders	$134,706	$123,883	$10,823	8.7%
Diluted net income per share	$16.25	$14.34	$1.91	13.3%
Items ancillary to our core operations had the following impact on the results of operations:

	Three Months Ended		Nine Months Ended
($ in millions)	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
Net revenue
Unrealized (losses) gains recognized during the period on securities held in the financial services segment	$(2.4)	$0.4	$(1.9)	$0.4
Selling, general and administrative expenses
Legal and other expense related to the SEC inquiry, including indemnified costs of a former officer	—	(2.0)	—	(3.0)
Other income, net
Unrealized (losses) gains on corporate equity securities	(0.2)	2.0	(0.1)	0.3
Conference Call Details
Cavco's management will hold a conference call to review these results tomorrow, January 31, 2025, at 1:00 p.m. (Eastern Time). Interested parties can access a live webcast of the conference call on the Internet at https://investor.cavco.com or via telephone. To participate by phone, please register at
https://edge.media-server.com/mmc/p/9ye53925 to receive the dial in number and your PIN. An archive of the webcast and presentation will be available for 60 days at https://investor.cavco.com.

About Cavco
Cavco Industries, Inc., headquartered in Phoenix, Arizona, designs and produces factory-built housing products primarily distributed through a network of independent and Company-owned retailers. We are one of the largest producers of manufactured and modular homes in the United States, based on reported wholesale shipments. Our products are marketed under a variety of brand names including Cavco, Fleetwood, Palm Harbor, Nationwide, Fairmont, Friendship, Chariot Eagle, Destiny, Commodore, Colony, Pennwest, R-Anell, Manorwood, MidCountry and Solitaire. We are also a leading producer of park model RVs, vacation cabins and factory-built commercial structures. Cavco's finance subsidiary, CountryPlace Mortgage, is an approved Fannie Mae and Freddie Mac seller/servicer and a Ginnie Mae mortgage-backed securities issuer that offers conforming mortgages, non-conforming mortgages and home-only loans to purchasers of factory-built homes. Our insurance subsidiary, Standard Casualty, provides property and casualty insurance to owners of manufactured homes.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts. These forward-looking statements reflect Cavco's current expectations and projections with respect to our expected future business and financial performance, including, among other things: (i) expected financial performance and operating results, such as revenue and gross margin percentage; (ii) our liquidity and financial resources; (iii) our outlook with respect to the Company and the manufactured housing business in general; (iv) the expected effect of certain risks and uncertainties on our business; and (iv) the strength of Cavco's business model. These statements may be preceded by, followed by, or include the words "aim," "anticipate," "believe," "estimate," "expect," "forecast," "future," "goal," "intend," "likely," "outlook," "plan," "potential," "project," "seek," "target," "can," "could," "may," "should," "would," "will," the negatives thereof and other words and terms of similar meaning. A number of factors could cause actual results or outcomes to differ materially from those indicated by these forward-looking statements. These factors include, among other factors, Cavco's ability to manage: (i) customer demand and the availability of financing for our products; (ii) labor shortages and the pricing, availability, or transportation of raw materials; (iii) the impact of local or national emergencies; (iv) excessive health and safety incidents or warranty and construction claims; (v) increases in cancellations of home sales; (vi) information technology failures or cyber incidents; (vii) our ability to maintain the security of personally identifiable information of our customers, (viii) comply with the numerous laws and regulations applicable to our business, including state, federal, and foreign laws relating manufactured housing, privacy, the internet, and accounting matters; (ix) successfully defend against litigation, government inquiries, and investigations, and (x) other risks and uncertainties indicated from time to time in documents filed or to be filed with the Securities and Exchange Commission (the "SEC") by Cavco. The forward-looking statements herein represent the judgment of Cavco as of the date of this release and Cavco disclaims any intent or obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise. This press release should be read in conjunction with the information included in the Company's other press releases, reports, and other filings with the SEC. Readers are specifically referred to the Risk Factors described in Item 1A of the Company's Annual Report on Form 10-K for the year ended March 30, 2024 as may be updated from time to time in future filings on Form 10-Q and other reports filed by the Company pursuant to the Securities Exchange Act of 1934, which identify important risks that could cause actual results to differ from those contained in the forward-looking statements. Understanding the information contained in these filings is important in order to fully understand Cavco's reported financial results and our business outlook for future periods.

CAVCO INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)

	December 28, 2024	March 30, 2024
ASSETS	(Unaudited)
Current assets
Cash and cash equivalents	$362,863	$352,687
Restricted cash, current	15,178	15,481
Accounts receivable, net	91,840	77,123
Short-term investments	16,062	18,270
Current portion of consumer loans receivable, net	33,242	20,713
Current portion of commercial loans receivable, net	34,892	40,787
Current portion of commercial loans receivable from affiliates, net	1,358	2,529
Inventories	243,299	241,339
Prepaid expenses and other current assets	79,253	82,870
Total current assets	877,987	851,799
Restricted cash	585	585
Investments	18,287	17,316
Consumer loans receivable, net	20,394	23,354
Commercial loans receivable, net	51,305	45,660
Commercial loans receivable from affiliates, net	6,798	2,065
Property, plant and equipment, net	226,126	224,199
Goodwill	121,969	121,934
Other intangibles, net	27,068	28,221
Operating lease right-of-use assets	35,248	39,027
Total assets	$1,385,767	$1,354,160
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$26,088	$33,531
Accrued expenses and other current liabilities	259,134	239,736
Total current liabilities	285,222	273,267
Operating lease liabilities	31,472	35,148
Other liabilities	7,206	7,759
Deferred income taxes	4,642	4,575
Stockholders' equity
Preferred stock, $0.01 par value; 1,000,000 shares authorized; No shares issued or outstanding	—	—
Common stock, $0.01 par value; 40,000,000 shares authorized; Issued 9,422,969 and 9,389,953 shares, respectively; Outstanding 8,066,549 and 8,320,718, respectively	94	94
Treasury stock, at cost; 1,356,420 and 1,069,235 shares, respectively	(391,128)	(274,693)
Additional paid-in capital	286,573	281,216
Retained earnings	1,161,833	1,027,127
Accumulated other comprehensive loss	(147)	(333)
Total stockholders' equity	1,057,225	1,033,411
Total liabilities and stockholders' equity	$1,385,767	$1,354,160

CAVCO INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
Net revenue	$522,040	$446,769	$1,507,100	$1,374,674
Cost of sales	392,090	343,718	1,157,626	1,046,787
Gross profit	129,950	103,051	349,474	327,887
Selling, general and administrative expenses	65,980	63,312	197,828	186,498
Income from operations	63,970	39,739	151,646	141,389
Interest income	5,353	5,234	16,556	15,664
Interest expense	(155)	(842)	(370)	(1,365)
Other income, net	168	(224)	315	557
Income before income taxes	69,336	43,907	168,147	156,245
Income tax expense	(12,874)	(7,920)	(33,441)	(32,274)
Net income	56,462	35,987	134,706	123,971
Less: net income attributable to redeemable noncontrolling interest	—	—	—	88
Net income attributable to Cavco common stockholders	$56,462	$35,987	$134,706	$123,883

Net income per share attributable to Cavco common stockholders
Basic	$6.97	$4.31	$16.42	$14.47
Diluted	$6.90	$4.27	$16.25	$14.34
Weighted average shares outstanding
Basic	8,096,538	8,358,389	8,203,448	8,561,209
Diluted	8,186,814	8,432,471	8,291,647	8,640,288

CAVCO INDUSTRIES, INC.
OTHER OPERATING DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
Capital expenditures	$5,434	$4,767	$15,253	$13,237
Depreciation	$4,407	$4,228	$13,151	$12,677
Amortization of other intangibles	$377	$392	$1,154	$1,177

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